Exhibit 10(nn)
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (this “Agreement”) between David C. Minc (the “Employee”) and A. Schulman, Inc., a Delaware corporation (the “Corporation”), is effective as of May 19, 2008 (“Effective Date”).
     WHEREAS, the Employee currently is employed by the Corporation; and
     WHEREAS, in order to induce the Employee to remain in the employ of the Corporation, the Corporation desires to provide the Employee with certain severance benefits in the event his employment with the Corporation terminates in connection with a Change in Control under the circumstances described herein;
     NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the Corporation and the Employee agree as follows:
Section 1. Definitions
     When used in this Agreement, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Agreement. When applying these definitions, the form of any term or word will include any of its other forms.
1.1 “Affiliate” shall mean any entity with whom the Corporation would be considered a single employer under Sections 414(b) and 414(c) of the Code.
1.2 “Board” shall mean the Corporation’s Board of Directors.
1.3 “Cause” shall mean:
     (a) Any act of fraud, embezzlement, misappropriation or conversion by the Employee of the assets or business opportunities of the Corporation and its Affiliates;
     (b) The Employee’s conviction of (or plea of guilty to) a felony or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain;
     (c) Intentional and repeated material violations by the Employee of the written policies or procedures of the Corporation or, to the extent applicable to the Employee, any of its Affiliates or intentional and material breach of any contract with or violation of any legal obligation owed to the Corporation or any of its Affiliates provided that a breach or violation shall be considered intentional and material only if the Employee fails to cure to the best of the Employee’s ability such breach within thirty (30) days after delivery to the Employee of a notice from the Board specifying such breach; or
     (d) The Employee’s willful engagement in gross misconduct or intentional misrepresentation that is materially and demonstrably injurious to the Corporation or any of its Affiliates, provided that such breach is not cured within thirty (30) days after delivery to the Employee of a notice from the Board requesting cure.
For purposes of this definition, no act or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s act or failure to act, was in the best interest of the Corporation or any Affiliate. In the event of a dispute concerning the application of the definition of Cause, no claim by the Corporation or any Affiliate that Cause exists shall be given effect unless the Corporation establishes by clear and convincing evidence that Cause exists.
1.4 “Change in Control” shall mean the occurrence of any of the following:
     (a) The acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of stock of the Corporation that, together with the stock of the Corporation held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation;
     (b) The acquisition by any person, or more than one person acting as a group, within any twelve (12) month period of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation;
     (c) A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
     (d) The acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions.
This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
Notwithstanding the foregoing, a “Change in Control” shall be deemed to have not occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
Further, notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Employee participates as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, the Employee shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Employee of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Corporation into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other Employees of the Corporation and its Affiliates immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and similar matters, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Corporation, or (iii) passive ownership of less than three percent (3%) of the stock of the Acquiror.
1.5 “Change in Control Protection Period” shall mean the period beginning on the date of a Change in Control and ending on the first anniversary thereof, even if such period extends beyond the Expiration Date (as defined in Section 2).
1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.7 “Good Reason” shall mean the occurrence of any of the following without the Employee’s express prior written consent: (a) a material diminution in the Employee’s base compensation; (b) a material diminution in the Employee’s authority, duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report; (d) a material diminution in the budget over which the Employee retains authority; (e) a material change in the geographic location at which the Employee must perform services for the Corporation and its Affiliates; or (f) any other action or inaction that constitutes a material breach of the terms of this Agreement.
1.8 “Notice of Termination” shall mean a written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for Termination.
1.9 “Termination” shall mean a “separation from service” with the Corporation and its Affiliates within the meaning of Treasury Regulation §1.409A-l(h).
Section 2. Term of Agreement
     Subject to Sections 5.2 and 6.2, the term of this Agreement shall commence on the Effective Date and end on April 1, 2011 (the “Expiration Date”).
Section 3. Effect of Termination
3.1 Termination for Any Reason Prior to a Change in Control or After Expiration of a Change in Control Protection Period. The Employee’s employment may be Terminated by the

Corporation or by the Employee, in each case by delivering a Notice of Termination, for any reason prior to a Change in Control or following the expiration of the Change in Control Protection Period, and the Employee will not be entitled to any payments or benefits under this Agreement.
3.2 Termination During a Change in Control Protection Period.
(a) Termination Without Cause or for Good Reason. The Employee will be entitled to receive the payments and benefits described in Section 4.1 if, during the Change in Control Protection Period:
     (i) The Corporation Terminates the Employee without Cause by delivering to the Employee a Notice of Termination; or
     (ii) The Employee Terminates for Good Reason by delivering to the Corporation a Notice of Termination for Good Reason; provided that such Notice of Termination is delivered within ninety (90) days of the initial existence of the condition constituting Good Reason and the Corporation does not remedy the condition constituting Good Reason within thirty (30) days of the date of such Notice of Termination. If the Employee fails to provide such written notice to the Corporation within the period described above, then the Employee will be deemed to have consented to such condition and the Corporation shall have no obligation to pay the compensation and benefits described in Section 4.1 with respect to such condition.
(b) Termination for Any Other Reason. If, during a Change in Control Protection Period, the Employee Terminates for any reason other than as described in Section 3.2(a), including for Cause or due to the Employee’s death or disability (within the meaning of Section 409 A of the Code), the Employee will not be entitled to any payments or benefits under this Agreement.
Section 4. Change in Control Severance Payments
4.1 Calculation of Severance Payments. Subject to the terms of this Agreement, if the Employee is Terminated or Terminates under Section 3.2(a), the Employee shall be entitled to the following:
(a) Continued payment of the Employee’s compensation and provision of benefits through the date of Termination. Any accrued, but unpaid amounts or benefits shall be paid within thirty (30) days following the Employee’s date of Termination or, if earlier, the date specified in the applicable plan, program or arrangement;
(b) An amount equal to any accrued, but unused vacation days, as determined under the Corporation’s personnel policy, which amount shall be paid within thirty (30) days following the Employee’s date of Termination;
(c) A lump sum cash payment within thirty (30) days following the Employee’s date of Termination equal to the sum of: 150 percent (150%) of the Employee’s base salary for the calendar year immediately preceding the year in which the date of Termination occurs; plus (ii) 100 percent 100% of the Employee’s annual target bonus for the fiscal year in which Termination occurs;
(d) For 18 months after the Employee’s date of Termination, the Corporation will maintain in full force and effect, for the Employee’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the Employee’s date of Termination) all life, medical and dental insurance programs in which the Employee (and members of the Employee’s family or other dependents) were participating or by which such individuals were covered immediately before the Employee’s date of Termination. If the terms of any of such programs do not allow the continued participation described in the preceding sentence, the Corporation will (i) provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, medical and dental insurance programs in which the Employee, members of the Employee’s family and dependents were participating immediately before the Employee’s date of Termination and (ii) ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, will be administered by applying the Employee’s experience under any predecessor program in which the Employee (and members of the Employee’s family and dependents) were participating before Termination. With respect to this Section 4.1(d), any benefits or payments relating to medical and dental insurance that are provided after completion of the applicable continuation period permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and any benefits or payments relating to life insurance shall be subject to the following: (A) the amount of expenses eligible for reimbursement or the benefits or payments provided during any taxable year of the Employee may not affect the expenses eligible for reimbursement or the benefits or payments to be provided to the Employee in any other taxable year; (B) reimbursement of any eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (C) the right to reimbursement or to such benefits or payments is not subject to liquidation or exchange for another benefit; and
(e) Any other change in control benefits to which the Employee is entitled under any other plan, program or agreement with the Corporation or any Affiliate. Such benefits shall be provided in accordance with the terms and conditions of the applicable plan, program or agreement.
4.2 Section 280G Cutback. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payment, benefit or right paid or distributed, or treated as paid or distributed, to or for the benefit of the Employee in connection with a Change in Control or the Employee’s Termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (each such payment, benefit and right, including any payment under Section 4.1, being hereinafter referred to as a “Payment”

and, collectively, “Payments”) is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Corporation shall reduce the payments and benefits due under this Agreement so that the Employee’s total Payments will be $1.00 less than the amount that would trigger the Excise Tax. If the reduction under this Section 4.2 applies, payments that are not subject to Section 409A of the Code shall be reduced first. The value of all payments, benefits and rights due under this Agreement will be established by the Corporation’s independent auditors applying principles, assumptions and procedures consistent with Section 280G of the Code.
4.3 Conditions Affecting Payments.
(a) Except as expressly provided in this Agreement, the Employee’s right to receive the payments and benefits described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Employee under any plan, agreement or arrangement between the Employee and the Corporation or any Affiliate.
(b) The Employee is not required to mitigate the amount of any payment or benefit described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation that the Employee earns in any capacity after Termination or by reason of the Employee’s receipt of or right to receive any retirement or other benefits on or after Termination.
(c) The amount of any payment made under this Agreement will be reduced by amounts the Corporation or any Affiliate is required to withhold with respect to any income, wage or employment taxes imposed on the payment.
(d) Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Treasury Regulation §1.409A-l(i) and as determined under the Corporation’s policy for determining specified employees) on the date of Termination and any payment pursuant to Section 4.1(b) or 4.1(c) is subject to Section 409A of the Code, then such payment shall not be paid to the Employee until the first day of the seventh month following the Employee’s date of Termination or, if earlier, the date of the Employee’s death.
Section 5. Employee’s Obligations
5.1 Confidential Information. The Corporation’s and its Affiliates’ (the “Companies”) methods, plans for doing business, processes, pricing, compounds, customers and supplies are vital to the Companies and, to the extent not made public by the Companies, constitute confidential information subject to the Companies’ proprietary rights therein. The Employee covenants and agrees that during the term of this Agreement and at all times thereafter, the Employee will not, directly or indirectly, make known, divulge, furnish, make available or use, otherwise than in the regular course of the Employee’s employment with the Companies, any invention, product, process, apparatus or design of the Corporation or any Affiliate, or any knowledge or information in respect thereof (including, but not limited to, business methods and techniques), or any other confidential or so-called “insider” information of the Corporation or any Affiliate. This covenant shall apply without regard to the time or circumstances of any Termination of the Employee’s employment.
5.2 Effect of Breach of Obligations. If the Employee breaches any obligation described in this Agreement and such breach occurs before a Change in Control or before the Employee has Terminated, this Agreement will terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date.
Section 6. Amendment and Termination
6.1 Amendment. This Agreement may be amended at any time by written agreement between the Employee and the Corporation.
6.2 Termination. Except as provided in Section 5.2, this Agreement will terminate prior to the Expiration Date upon the earliest of the following to occur:
(a) The Employee Terminates pursuant to Sections 3.1 or 3.2(b);
(b) The Corporation and the Employee mutually agree, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or
(c) All payments and benefits due under this Agreement have been fully paid and provided.
Section 7. Equitable Relief; Dispute Resolution
7.1 Uniqueness of Obligations. The Employee’s obligations described in this Agreement are of a special and unique character which gives them a peculiar value to the Companies and the Companies cannot be reasonably or adequately compensated in damages in an action at law if the Employee breaches those obligations. The Employee therefore expressly agrees that, in addition to any other rights or remedies that the Corporation or any of its Affiliates may have, the Companies will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security if the Employee actually breaches (or threatens to breach) any obligation under this Agreement.
7.2 Arbitration. Any (a) disagreement concerning the calculation of any payment due under this Agreement, (b) breach of any term of this Agreement, or (c) other dispute or controversy arising out of or relating to this Agreement, including the basis on which the Employee is Terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Corporation and the Employee. If the Employee and the Corporation fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in Akron, Ohio.
Section 8. Miscellaneous
8.1 Nonassignment. The right of the Employee or any other person to receive any payment or benefit under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any payment or benefit that is or may be receivable under this Agreement will be null and void and of no legal effect.
8.2 Successors to the Employee. Subject to Section 6.2, this Agreement inures to the benefit of and may be enforced by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.3 Notices. All notices and other communications provided for in this Agreement must be in writing and will be deemed to have been given when deposited with a reputable delivery service or in United States registered mail, return receipt requested, postage prepaid. For purposes of this Agreement:
(a) All notices must be directed to the addresses shown on the last page of this Agreement.
(b) Notices and other communications to the Corporation will not be deemed to have been given unless they are directed to the attention of the Corporation’s Director of Human Resources and copies are sent to the Corporation’s Secretary.
(c) Neither party will be required to use any address other than that shown on the last page of this Agreement unless notified of a change in the other party’s address. Any change in either party’s address must be given in writing to the other party and will be effective only upon receipt.
8.5 Complete Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement.
8.6 Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.
8.7 Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.
8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

A. SCHULMAN, INC.
By:	Joseph M. Gingo
Title: CEO
Address: 3550 West Market Street Akron, Ohio 44333

David C. Minc
/s/ David C. Minc
Address: 915 Robinwood Hills Drive Akron, OH 44333